Exhibit 99.1
Contact
Black Box Corporation
Gary Doyle
Director – Investor Relations
Phone: (724) 873-6788
E-mail: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX ANNOUNCES SETTLEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION
PITTSBURGH, PENNSYLVANIA, December 4, 2009 - Black Box Corporation (NASDAQ:BBOX) announced today that it has entered into a settlement with the Securities and Exchange Commission (the “SEC”) regarding the previously-disclosed SEC investigation into the Company’s historical stock option practices.
The Company has agreed to settle with the SEC, without admitting or denying the allegations in the SEC’s complaint, by consenting to the entry of a permanent injunction against future violations of the federal securities laws that require reporting companies to make periodic filings with the SEC, to make and keep accurate books and records and to devise and maintain an adequate system of internal accounting controls. The settlement does not require the Company to pay a civil penalty or other money damages.
Subject to approval by the United States District Court for the Western District of Pennsylvania, the settlement will conclude the SEC’s investigation.
About Black Box
Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services more than 175,000 clients in 141 countries with 194 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.
Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc. Any third-party trademarks appearing in this press release are acknowledged to be the property of their respective owners.
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